Exhibit 10.37

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS. ASTERISKS DENOTE OMISSIONS.

CONFIDENTIAL

EXECUTION VERSION

AMENDMENT TO TECHNOLOGY LICENSE AGREEMENT

This AMENDMENT (“Amendment”) amends the TECHNOLOGY LICENSE AGREEMENT entered into by and between EXACT Sciences Corporation (“ESC”), with its principal place of business at 441 Charmany Drive, Madison, Wisconsin  53719 (“ESC”) and Hologic, Inc., with its principal place of business at 35 Crosby Drive, Bedford, MA 01730, and Third Wave Technologies, Inc., a wholly-owned subsidiary of Hologic with its principal place of business at Madison, Wisconsin, effective as of September 15, 2009 (the “Agreement”).  Hologic, Inc. and Third Wave Technologies, Inc. are referred to collectively (or separately as the context requires) as “Hologic”).   ESC and Hologic may separately be referred to as a “Party” or collectively referred to as the “Parties” and other capitalized terms have the meaning provided in the Agreement.

Effective, December 7, 2012, the Agreement is hereby amended as follows:

1.                                      Article 1 of the Agreement is amended by adding the following definition:

1.29                        “GI Field” means identifying, detecting or treating any disease or condition within, related to or affecting the gastrointestinal tract and/or appended mucosal surfaces (including the oral cavity, sino-nasal cavity, larynx, pharynx and large airways), other than with respect to matters included within the scope of the definition of “Field” under this Agreement, including without limitation the guiding of chemotherapy and staging and/or monitoring any such disease or condition.

2.                                      Article 2 of the Agreement is amended by adding the following new Section 2.1A following Section 2.1:

2.1A                      Subject to the terms and conditions of this Agreement, including the limitations set forth in Section 2.3 and the payment provisions set forth in Section 5.2, Hologic hereby grants to ESC and its Affiliates a non-exclusive, royalty-bearing license in the GI Field, under the Hologic Patent Rights and Hologic Improvements in the Territory:

(a)                                 To manufacture, have manufactured, import, have imported, use, Sell, offer for Sale and have Sold, Licensed Products, and to convey to End Users the right to use the Licensed Products in accordance with the Label License provided with the purchase of such Licensed Products as set forth in Article 7 below;

(b)                                 To practice internally for research, development, improvement and quality control and quality assurance of Licensed Products;

(c)                                  To provide Diagnostic Services, including operating a Clinical Laboratory Improvement Amendments (CLIA) compliant lab that provides test results to physicians.

3.                                      Section 5.2 of the Agreement is amended by adding the following at the end of that section immediately prior to the period ending the sentence:

; except that, in consideration of the non-exclusive license with respect to the GI Field granted in Section 2.1A above, ESC shall account to and pay to Hologic for each Royalty Payment Period during the term of this Agreement a royalty equal to [***] of the Net Sales of Licensed Products Sold in the Territory pursuant to such non-exclusive license.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the effective date stated above.

HOLOGIC, INC.		EXACT SCIENCES CORPORATION

By:	Rohan Hastie	By:	/s/ Kevin T. Conroy

Title:	VP & GM Molecular	Title:	President & Chief Executive Officer

Date:	December 8th	Date:	December 7, 2012

THIRD WAVE TECHNOLOGIES, INC.

By:	Rohan Hastie

Title:	VP & GM Molecular

Date:	December 8th